                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-41406



                             Prospectus Supplement
                      (To Prospectus dated August 4, 2000)


                                   [ACT LOGO]


                                  $100,000,000

              7% CONVERTIBLE SuBORDINATED NOTES DUE APRIL 15, 2007 AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                                ________________

     This prospectus supplement relates to the resale by the holders of ACT Manufacturing, Inc. 7% Convertible Subordinated Notes Due April 15, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 4, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                          Principal Amount at
                                            Maturity of Notes                                   Number of Shares
                                         Beneficially Owned That      Percentage of Notes       of Common Stock
               Name                           May Be Sold                 Outstanding          That May Be Sold
               ----                      -----------------------      -------------------      -----------------

BNP Arbitrage SNC                               $8,437,000                   8.437%                196,666

BNP Cooper Neff Convertible Strategies             563,000                   0.563                  13,123
 Fund, L.P.

BT Equity Opportunities                          1,000,000                   1.000                  23,310

BT Equity Strategies                             1,000,000                   1.000                  23,310

Credit Suisse First Boston Corporation           3,525,000                   3.525                  82,167

KBC Financial Products USA, Inc.                 3,000,000                   3.000                  69,930

Morgan Stanley Dean Witter Convertible           1,000,000                   1.000                  23,310
 Securities Trust

Salomon Smith Barney Inc.                        2,425,000                   2.425                  56,526


                             _____________________

           The Date Of This Prospectus Supplement Is August 23, 2000.